Exhibit 99.1

World Fuel Services Corporation Announces Presentation Time Change at Bank of America Merrill Lynch Global Transportation Conference

MIAMI--(BUSINESS WIRE)--May 2, 2014--World Fuel Services Corporation (NYSE:INT) today announced a time change for its presentation at the Bank of America Merrill Lynch Global Transportation Conference at The Four Seasons in Boston on May 7, 2014. Ira M. Birns, World Fuel’s executive vice president and chief financial officer, will now be presenting at 8:00am Eastern Time.

The presentation will be available via webcast. To access the live webcast, visit http://ir.wfscorp.com, where you can also view additional investor information. The webcast will remain available for two weeks following the presentation date.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel and related products and services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial, and government accounts. The company also offers transaction management services which consist of card payment solutions and merchant processing services to customers in the aviation, marine and land transportation industries. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer